Exhibit 99.1

         HAMPTON ROADS BANKSHARES, INC. FILES REGISTRATION STATEMENTS

    NORFOLK, Va., June 9 /PRNewswire-FirstCall/ -- Hampton Roads Bankshares, Inc. (OTC Bulletin Board: HMPR), the bank holding company for Bank of Hampton Roads, announced today that it has filed with the Securities and Exchange Commission two registration statements in connection with proposed offerings of its common stock. The Company is offering up to 670,000 shares of its common stock on a rights offering basis to shareholders of record on June 2, 2006. Each shareholder will be entitled to purchase one share of common stock for every
12.4 shares of common stock owned on the record date, and to oversubscribe.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20060608/DCTH075LOGO )

    Any shares that are not subscribed for in the rights offering, plus an additional 670,000 shares, will be offered to the public on a best efforts basis by McKinnon & Company, Inc. as the underwriter. Hampton Roads Bankshares reserves the right, in its sole discretion, to increase the total number of shares offered in the public offering by not more than 201,000 shares.

    The price at which shares of common stock will be offered in both offerings has not yet been determined.

    Copies of the prospectus for the rights offering, when available, may be obtained by contacting Tiffany K. Glenn at Hampton Roads Bankshares, Inc., 999 Waterside Drive, Suite 200, Norfolk, Virginia 23510, (757) 217-1000. Copies of the prospectus for the public offering, when available, may be obtained by contacting McKinnon & Company, Inc. at 999 Waterside Drive, Suite 1200, Norfolk, Virginia 23510, (757) 623-4636.

    Registration statements relating to these securities have been filed with the Securities and Exchange Commission but have not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

SOURCE  Hampton Roads Bankshares, Inc.
    -0-                             06/09/2006
    /CONTACT: Tiffany K. Glenn, Senior Vice President, Marketing Officer & Corporate Secretary of Hampton Roads Bankshares, Inc., +1-757-217-1000/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20060608/DCTH075LOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.bankofhamptonroads.com /
    (HMPR)